EXHIBIT 99.1

ChinaNet Online Holdings Reports Second Quarter and First Half 2020 Unaudited Financial Results

BEIJING, Aug. 14, 2020 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq: CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the second quarter and six months ended June 30, 2020.

Second Quarter of 2020 Financial Highlights

	For the Three Months Ended June 30,
($ millions, except per share data)	2020	2019	% Change
Revenues	$10.42	$15.45	-32.6%
Gross profit	$0.30	$0.37	-18.6%
Gross margin	2.9%	2.4%	0.5 pp*
Loss from operations	($1.02)	($1.22)	16.5%
Operating loss margin	-9.8%	-7.9%	-1.9 pp
Net loss attributable to CNET	($0.97)	($0.38)	155.4%
Loss per share	($0.04)	($0.02)	100.0%
*pp: percent points
  Revenues decreased by 32.6% to $10.42 million for the second quarter of 2020, primarily due to a decrease in revenues from Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of the COVID-19 outbreak during the first quarter of 2020 and slow recovery in the second quarter of 2020.
  Gross profit decreased by 18.6% to $0.30 million while gross margin improved by 0.5 percentage points to 2.9% for the second quarter of 2020.
  Loss from operations improved by 16.5% to $1.02 million for the second quarter of 2020, primarily attributable to a decrease in operating expenses, which was partially offset by the decrease in gross profit during the second quarter of 2020.
  Net loss attributable to CNET was $0.97 million, or $0.04 per share, for the second quarter of 2020, compared to net loss of $0.38 million, or $0.02 per share, for the same period of last year.

Mr. Handong Cheng, Chairman and Chief Executive Officer of ChinaNet, commented, “Our second quarter results highlight continuing impact of the COVID-19 pandemic, despite significant sequential uptick from the first quarter. With growth and profitability remaining elusive, our second quarter results underscore the need for improvement in our existing business model and the need for new strategic initiatives going forward. While we remain fully committed to the blockchain technology initiative and view it as a potential game-changer for us, we are also actively exploring other strategic alternatives to turn around our business.”

First Half of 2020 Financial Highlights

	For the Six Months Ended June 30,
($ millions, except per share data)	2020	2019	% Change
Revenues	$14.80	$24.02	-38.4%
Gross profit	$1.20	$0.81	48.1%
Gross margin	8.1%	3.4%	4.7 pp*
Loss from operations	($3.30)	($1.96)	68.2%
Operating loss margin	-22.3%	-8.2%	-14.1 pp
Net loss attributable to CNET	($3.28)	($1.52)	116.1%
Loss per share	($0.16)	($0.09)	77.8%
*pp: percent points
  Revenues decreased by 38.4% to $14.80 million for the first half of 2020, primarily due to the decrease in revenues from our Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of the COVID-19 outbreak during the first quarter of 2020 and slow recovery in the second quarter of 2020.
  Gross profit increased by 48.1% to $1.20 million while gross margin improved by 4.7 percentage points to 8.1% for the first half of 2020.
  Loss from operations increased by 68.2%, to $3.30 million for the first half of 2020, primarily attributable to an increase in operating expenses.
  Net loss attributable to CNET was $3.28 million, or $0.16 per share, for the first half of 2020, compared to net loss of $1.52 million, or $0.09 per share, for the same period of last year.

Second Quarter 2020 Financial Results

Revenues

	For the Three Months Ended June 30,
	2020	2019	% Change
- Internet advertising and related data service	2,302	3,598	-36.0%
- Distribution of the right to use search engine marketing service	7,310	11,855	-38.3%
- Data and technical services	300	0	NM
Internet advertising and related services	9,912	15,453	-35.9%
Ecommerce O2O advertisement and marketing services	504	0	NM
Technical solution services	0	0	NM
Total revenues	10,416	15,453	-32.6%

For the second quarter of 2020, revenues decreased by $5.04 million, or 32.6%, to $10.42 million from $15.45 million for the same period of last year. The decrease in revenues was primarily attributable to the decrease in revenues from the Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of slow business recovery after the COVID-19 outbreak during the first fiscal quarter of 2020.

Cost of revenues

	For the Three Months Ended June 30,
	2020	2019	% Change
- Internet advertising and related data service	2,072	3,484	-40.5%
- Distribution of the right to use search engine marketing service	7,405	11,598	-36.2%
- Data and technical services	266	5	NM
Internet advertising and related services	9,743	15,087	-35.4%
Ecommerce O2O advertisement and marketing services	375	0	NM
Technical solution services	0	0	NM
Total cost of revenues	10,118	15,087	-32.9%

For the second quarter of 2020, our total cost of revenues decreased by $4.97 million, or 32.9%, to $10.12 million for the second quarter of 2020 from $15.09 million for the same period of last year. The decrease in our total cost of revenues during the second quarter of 2020 was primary attributable to the decrease in costs associated with distribution of the right to use search engine marketing service and cost related to providing Internet advertising services on our ad portals, which was in line with the decrease in the related revenues as discussed above.

Gross profit and gross margin

Total gross profit decreased by $0.07 million, or 18.6%, to $0.30 million for the second quarter of 2020 from $0.37 million for the same period of last year, which was primarily due to gross loss incurred from our core revenue stream, the distribution of the right to use search engine marketing service, as a result of tightened ad investment budgets by our client under the COVID-19 pandemic circumstance, which was partially offset by the increase in gross profit generated from Internet advertising business and our new Ecommerce O2O advertising and marketing services.

Overall gross margin was 2.9% for second quarter of 2020, compared to 2.4% for the second quarter of 2019, primarily due to improvement in gross margin of our Internet advertising business and new revenues generated form Ecommerce O2O advertising and marketing services during the period, which have a relatively higher gross margin than our core businesses.

Operating expenses

Sales and marketing expenses decreased by $0.11 million, or 61.3%, to $0.07 million for the second quarter of 2020 from $0.18 million for the same period of last year. The decrease in sales and marketing expenses was mainly attributable to decreased performance-based salary and bonus expenses. As a percentage of total revenues, sales and marketing expenses were 0.7% for the second quarter of 2020, compared to 1.2% for the same period of last year.

General and administrative expenses decreased by $0.12 million, or 9.3%, to $1.13 million for the second quarter of 2020 from $1.25 million for the same period of last year. The decrease in general and administrative expenses was mainly attributable to the following reasons: (1) the increase in allowance for doubtful accounts of $0.07 million; (2) the decrease in share-based compensation expenses of $0.03 million; and (3) the decrease in general departmental expenses of $0.16 million, due to a cost reduction plan executed by management after the COVID-19 outbreak. General and administrative expenses accounted for 10.9% of the total revenues for the second quarter of 2020 compared to 8.1% for the same period of last year.

Research and development expenses decreased by $0.04 million, or 27.0%, to $0.12 million for the second quarter of 2020 from $0.16 million for the same period of last year. Research and development expenses accounted for 1.1% of total revenues for the second quarter of 2020, compared to 1.0% for the same period of last year.

Operating loss

Loss from operations decreased by $0.20 million, or 16.5%, to $1.02 million for the second quarter of 2020 from $1.22 million for the same period of last year. Operating loss margin was 9.8% for the second quarter of 2020, compared to 7.9% for the same period of last year.

Other income (expense), net

Total other income decreased to $0.04 million for the second quarter of 2020, compared to $0.81 million for the same period of last year, which was primarily due to a decrease in gain from change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was $0.97 million, or net loss per share of $0.04, for the second quarter of 2020, compared to $0.38 million, or net loss per share of $0.02, for the same period of last year.

First Half 2020 Financial Results

Revenues

	For the Six Months Ended June 30,
	2020	2019	% Change
- Internet advertising and related data service	3,250	5,435	-40.2%
- Distribution of the right to use search engine marketing service	9,298	18,580	-50.0%
- Data and technical services	600	5	NM
Internet advertising and related services	13,148	24,020	-45.3%
Ecommerce O2O advertisement and marketing services	1,007	0	NM
Technical solution services	645	0	NM
Total revenues	14,800	24,020	-38.4%

For the first half year of 2020, revenues decreased by $9.22 million, or 38.4%, to $14.80 million from $24.02 million for the same period of last year. The decrease in revenues was primarily attributable to the decrease in revenues from our Internet advertising and distribution of the right to use search engine marketing service business categories, as a result of the COVID-19 outbreak during the first quarter and slow recovery in the second quarter of 2020.

Cost of revenues

	For the Six Months Ended June 30,
	2020	2019	% Change
- Internet advertising and related data service	2,906	5,218	-44.3%
- Distribution of the right to use search engine marketing service	9,416	17,989	-47.7%
- Data and technical services	531	5	NM
Internet advertising and related services	12,853	23,212	-44.6%
Ecommerce O2O advertisement and marketing services	750	0	NM
Technical solution services	0	0	NM
Total cost of revenues	13,603	23,212	-41.4%

For the first half year of 2020, cost of revenues decreased by $9.61 million, or 41.4%, to $13.60 million from $23.21 million for the same period of last year, which was in line with the decrease in the related revenues as discussed above.

Gross profit and gross margin

Total gross profit increased by $0.39 million, or 48.1%, to $1.20 million for the first half of 2020 from $0.81 million for the same period of last year, as a result of the improvement in gross margin of our Internet advertising business and gross profit generated from our new Ecommerce O2O advertising and marketing services and technical solution services during the first half of 2020.

Overall gross margin was 8.1% for first half of 2020, compared to 3.4% for the first half of 2019.

Operating expenses

Sales and marketing expenses decreased by $0.12 million, or 32.9%, to $0.24 million for the first half of 2020 from $0.35 million for the same period of last year. The decrease in sales and marketing expenses was mainly attributable to the following reasons: (1) staff salary and benefit expenses and general departmental expenses decreased by $0.24 million, due to the COVID-19 outbreak during the first fiscal quarter of 2020 in China, which caused our operating offices closure after the Chinese New Year holiday in February and March 2020, resulted from the epidemic control measures imposed by the local governments where we operate; and (2) the increase in share-based compensation expenses of $0.12 million, related to restricted shares granted and issued to our sales staff during the first fiscal quarter of 2020. As a percentage of total revenues, sales and marketing expenses accounted for 1.6% for the first half of 2020, compared to 1.5% for the same period of last year.

General and administrative expenses increased by $1.87 million, or 90.9%, to $3.93 million for the first half of 2020 from $2.06 million for the same period of last year. The increase in general and administrative expenses was mainly attributable to the following reasons: (1) the increase in share-based compensation expenses of $1.52 million, due to restricted shares granted and issued in the first fiscal quarter of 2020; and (2) the increase in allowance for doubtful accounts of $0.29 million. General and administrative expenses accounted for 26.5% of total revenues for the first half of 2020, compared to 8.6% for the same period of last year.

Research and development expenses decreased by $0.03 million, or 8.3%, to $0.33 million for the first half of 2020 from $0.36 million for the same period of last year. Research and development expenses accounted for 2.2% of total revenues for the first half of 2020, compared to 1.5% for the same period of last year.

Operating loss

Loss from operations increased by $1.34 million, or 68.2%, to $3.30 million for the first half of 2020 from $1.96 million for the same period of last year. Operating loss margin was 22.3% for the first half of 2020, compared to 8.2% for the same period of last year.

Other income (expense), net

Total other income decreased to $0.08 million for the first half of 2020, compared to $0.44 million for the same period of last year, which was primarily due to a decrease in gain from change in fair value of warrant liabilities.

Net loss attributable to CNET and loss per share

As a result of the foregoing, net loss attributable to CNET was $3.28 million, or net loss per share of $0.16, for the first half of 2020, compared to $1.52 million, or net loss per share of $0.09, for the same period of last year.

Financial Condition

As of June 30, 2020, the Company had cash and cash equivalents of $1.06 million, compared to $1.60 million as of December 31, 2019. Accounts receivable, net was $2.52 million as of June 30, 2020, compared to $3.26 million as of December 31, 2019. Working capital was $3.30 million as of June 30, 2020, compared to $4.92 million as of December 31, 2019.

Net cash provided by operating activities was $1.17 million for the first half of 2020, compared to net cash used in operating activities of $2.33 million for the same period of last year. Net cash used in investing activities was $1.27 million for the first half of 2020, compared to $36,000 for the same period of last year. Net cash used in financing activities was $0.43 million for the first half of 2020, compared to $nil for the same period of last year.

Recent Developments

On August 7, 2020, the Company appointed Mr. Charles Chiu to the position of the Company’s Chief Operating Officer and Mr. Mark Li, the current Chief Financial Officer of the Company, to serve as Secretary of the Company, effective immediately. On the same date, Mr. George Chu resigned from the roles of Chief Operating Officer and Secretary of the Company due to personal reasons. Mr. Chu continued to serve as a director of the Board of Directors of the Company.

On June 23, 2020, the Company received a written notice from the Listing Qualifications Staff of The NASDAQ Stock Market (“NASDAQ”) stating that the Company had regained compliance with Nasdaq Listing Rule 5550(a)(2), which set forth minimum bid price continued listing requirement.

About ChinaNet Online Holdings, Inc.

Established in 2003 and headquartered in Beijing, China, ChinaNet Online Holdings, Inc. (“ChinaNet” or the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, ChinaNet delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for general public, enterprise clients, and government agencies. More information about the Company can be found at: www.chinanet-online.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com
Phone: +1 732-910-9692

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	June 30, 2020	December 31, 2019
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,055	$1,603
Accounts receivable, net of allowance for doubtful accounts of $3,844 and $3,148, respectively	2,520	3,260
Prepayment and deposit to suppliers	5,078	6,980
Due from related parties, net	52	81
Other current assets, net	959	11
Total current assets	9,664	11,935

Long-term investments	61	35
Operating lease right-of-use assets	7	12
Property and equipment, net	73	78
Intangible assets, net	1,493	1,899
Blockchain platform applications development costs	4,176	3,879
Long-term prepayments	909	-
Deferred tax assets, net	691	713
Total Assets	$17,074	$18,551

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$-	$430
Accounts payable *	395	408
Advance from customers *	1,619	2,006
Accrued payroll and other accruals *	431	491
Taxes payable *	3,258	3,214
Lease payment liability related to short-term leases *	177	136
Other current liabilities *	446	221
Warrant liabilities	39	107
Total current liabilities	6,365	7,013

Long-term liabilities:
Long-term borrowing from a director	124	125
Total Liabilities	6,489	7,138

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 21,691,926 shares and 19,629,403 shares at June 30, 2020 and December 31, 2019, respectively)	22	20
Additional paid-in capital	45,493	43,111
Statutory reserves	2,607	2,607
Accumulated deficit	(39,051)	(35,773)
Accumulated other comprehensive income	1,572	1,505
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	10,643	11,470

Noncontrolling interests	(58)	(57)
Total equity	10,585	11,413

Total Liabilities and Equity	$17,074	$18,551

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
	2020	2019	2020	2019
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$14,786	$23,912	$10,415	$15,352
From a related party	14	108	1	101
Total revenues	14,800	24,020	10,416	15,453
Cost of revenues	13,603	23,212	10,118	15,087
Gross profit	1,197	808	298	366

Operating expenses
Sales and marketing expenses	235	350	70	181
General and administrative expenses	3,928	2,058	1,132	1,248
Research and development expenses	330	360	116	159
Total operating expenses	4,493	2,768	1,318	1,588

Loss from operations	(3,296)	(1,960)	(1,020)	(1,222)

Other income (expenses)
Interest expense, net	(1)	(23)	-	(12)
Other income/(expenses)	17	(4)	18	(2)
Change in fair value of warrant liabilities	68	471	22	821
Total other income	84	444	40	807

Loss before income tax (expense)/benefit and noncontrolling interests	(3,212)	(1,516)	(980)	(415)
Income tax (expense)/benefit	(68)	(6)	10	33
Net loss	(3,280)	(1,522)	(970)	(382)
Net loss attributable to noncontrolling interests	2	5	2	3
Net loss attributable to ChinaNet Online Holdings, Inc.	$(3,278)	$(1,517)	$(968)	$(379)

Net loss	$(3,280)	$(1,522)	$(970)	$(382)
Foreign currency translation gain/(loss)	68	24	(4)	60
Comprehensive loss	$(3,212)	$(1,498)	$(974)	$(322)
Comprehensive loss attributable to noncontrolling interests	1	5	2	2
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(3,211)	$(1,493)	$(972)	$(320)

Loss per share
Loss per common share
Basic and diluted	$(0.16)	$(0.09)	$(0.04)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	21,044,666	16,411,548	21,691,926	16,412,543

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2020	2019
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(3,280)	$(1,522)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities
Depreciation and amortization	415	52
Amortization of operating lease right-of-use assets	5	87
Share-based compensation expenses	1,987	203
Provision for allowances for doubtful accounts	747	460
Deferred taxes	11	6
Change in fair value of warrant liabilities	(68)	(471)
Changes in operating assets and liabilities
Accounts receivable	(38)	(866)
Prepayment and deposit to suppliers	2,090	(76)
Due from related parties	28	227
Other current assets	(3)	11
Long-term prepayments	(750)	-
Accounts payable	(9)	(2,153)
Advance from customers	(362)	1,787
Accrued payroll and other accruals	(57)	(232)
Lease payment liability related to short-term leases	43	120
Other current liabilities	326	(39)
Taxes payable	89	91
Prepaid lease payment	(9)	(10)
Net cash provided by/(used in) operating activities	1,165	(2,325)

Cash flows from investing activities
Investment to investee entities	(27)	(36)
Short-term loan to an unrelated party	(944)	-
Payment for blockchain platform applications development costs	(302)	-
Net cash used in investing activities	(1,273)	(36)

Cash flows from financing activities
Proceeds from short-term bank loan	-	442
Repayment of short-term bank loan	(427)	(442)
Net cash used in financing activities	(427)	-

Effect of exchange rate fluctuation	(13)	23

Net decrease in cash and cash equivalents	(548)	(2,338)

Cash and cash equivalents at beginning of the period	1,603	3,742
Cash and cash equivalents at end of the period	$1,055	$1,404